RAFFERTY ASSET MANAGEMENT, LLC

33 Whitehall Street, 10th Floor

New York, New York 10004

August 14, 2008

Direxion Shares ETF Trust

33 Whitehall Street, 10th Floor

New York, New York 10004

Gentlemen:

Please be advised that the 416.88 shares of Large Cap Bull 3X Shares, 416.87 shares of  Large Cap Bear 3X Shares, 416.88 shares of Financial Bull 3X Shares and 416.87 shares of  Financial Bear 3X Shares which we have purchased from you in the aggregate amount of $100,050 were purchased as an investment with no present intention of redeeming or selling such shares and we do not now have any intention of redeeming or selling such shares.

Very truly yours,

RAFFERTY ASSET MANAGEMENT, LLC

By:  /s/ Todd Kellerman

Todd Kellerman

Senior Vice President